Exhibit 10.53

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is the mutual, complete and final agreement between Alex Pepe (for yourself, your spouse and anyone acting for you) (“you”), and Freescale Semiconductor, Inc. (for itself, its parents, subsidiaries and affiliates and anyone acting for it) (collectively “Freescale”) that resolves all matters between you and Freescale. Except where otherwise specified, this Agreement supersedes and nullifies all prior and concurrent communications, acknowledgements and agreements between you and Freescale, including any prior versions of this Agreement. This Agreement has been individually negotiated and is not part of a group incentive or other termination program. In consideration for the payments and benefits provided under this Agreement, you and Freescale agree to the following:

1. TERMINATION. Your employment with Freescale will end on April 8, 2011 (the “Date of Termination”) but, in the event that your successor has commenced employment with Freescale prior to the Date of Termination, the balance of your duties will be to assist your successor, as reasonably requested, and you will be permitted to fulfill that employment from any location you choose. At Freescale’s request, you shall execute any and all documents reasonably necessary to confirm your resignation as an officer of Freescale and its parent, subsidiaries and/or affiliates. Between the date you sign this Agreement and the Date of Termination you will continue in your current role and will assist Freescale with the transition of your duties.

2. SEPARATION ALLOWANCE. Pursuant to the terms of your Employment Agreement dated July 1, 2008, Freescale will pay you the amount described in Section 4(a)(i)(C) of the that agreement. In addition for purposes of the continuation of your medical benefits described in Section 3 below and for other fees, Freescale will pay you $46,000 (Forty Six Thousand Dollars) (less applicable taxes and withholding) (collectively the “Separation Allowance”) if you sign and do not revoke this Agreement and Attachment A to this Agreement. This payment will be made to you on or before the thirtieth (30th) day after you sign Attachment A to this Agreement.

In addition to the Separation Allowance, Freescale will make the payments described in Section 4(a)(i)(A) of your Employment Agreement in accordance with the terms of that section. For the calendar year in which the Date of Termination occurs, payment of a prorated portion of your bonus under the Freescale bonus plan in effect on the Date of Termination (the “Prorated Bonus Payment”): the Prorated Bonus Payment will be calculated at target, and then that amount will be multiplied by a fraction, the numerator of which is the number of days in such year through the Date of Termination and the denominator of which is the number of days in the current bonus period, to determine the Prorated Bonus Payment.

In the event of your death prior to April 8, 2011, Freescale will pay the amounts described in this section to your estate after receiving Attachment A signed by your executor.

3. BENEFIT AND EQUITY PLANS. The effect of your separation and this Agreement upon your participation in, or coverage under, any of Freescale’s benefit or compensation plans and any applicable stock option plans, restricted cash awards, restricted stock agreements, restricted stock unit agreements or any other equity or cash award documents will be governed by the terms of those plans and agreements, except as specifically modified by this Agreement.

The Freescale Holdings Nonqualified Stock Option Agreements between you and Freescale dated December 1, 2006 and April 6, 2009 (the “NQ Agreements”) will be modified as follows: Under Section 3(a)(iii) of the NQ Agreements, the period within which you can exercise all or part of your vested stock options will be extended to April 8, 2012. If a Holder Lock-up as described in Section 5 of the Investors Agreement occurs and you are precluded from exercising your options by a lock-up agreement that is in effect on or before April 8, 2012, then the period to exercise your options will in no event expire prior to the thirtieth (30) calendar day after the lock-up period ends.

For a period of eighteen months after your Date of Termination, Freescale will continue your life insurance benefits to you (and, if applicable, to your spouse and any of your dependents who received benefits under your coverage prior to the Date of Termination) at least equal to those that would have been provided to you (and to your spouse and dependents) in accordance with the plans, programs, practices and Freescale policies if your employment had not been terminated. Benefits coverage under the Freescale Employee Medical Benefits Plan (the “Medical Plan”), as amended from time to time, will be continued until April 30, 2011, provided that you comply with all terms and conditions of the Medical Plan. After your Date of Termination, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The COBRA period commences on the first of the month following the Date of Termination. The amount of your Separation Allowance described in Section 2 above has been increased to provide funds sufficient to pay your COBRA premiums for continuation of your medical benefits (and, if applicable, for your spouse and any of your dependents who received benefits under your coverage prior to the Date of Termination) for a period of eighteen months; provided, however, that if you become reemployed with another employer and become eligible to receive medical or life insurance benefits under another employer provided plan, the medical and life insurance benefits described in this section will be secondary to those provided under such other plan during such applicable period of eligibility.

4. NO DISPARAGEMENT. You agree that you will not, directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging the business, goodwill or reputation of Freescale. Neither Freescale nor any director or officer of Freescale will directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging your reputation.

5. COOPERATION AND MATERIAL REPRESENTATIONS REGARDING VIOLATIONS OF LAW OR POLICIES OF FREESCALE. From your Separation Date, and for as long thereafter as will be reasonably necessary, you agree to cooperate fully with Freescale, taking into account any new employment obligations, in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Freescale.

You represent and warrant that as of the time of your execution of this Agreement you are aware of no matters (other than matters that have previously been reported to Freescale) attributable to Freescale or any of its employees, agents, contractors, directors, Board of Director members, or officers involving: (a) unlawful practices or conduct; (b) instances of financial misconduct or improper financial reporting; or (c) a material violation of any Freescale policy, including but not limited to any policy relating to integrity, honesty, or ethical conduct. You acknowledge that these representations must be true and correct as of the time of your execution of this Agreement, and that your representations here are material to this Agreement and to Freescale.

6. RETURN OF FREESCALE PROPERTY. You further agree, pursuant to your obligations to Freescale under the provisions of your Assignment and Confidentiality Agreement, the Freescale Code of Business Conduct and Ethics, and the Freescale SOP entitled Information Classification and Protection (iCAP) to return to Freescale any Freescale property and confidential and/or proprietary information, if any, that is still your possession, including but not limited to information stored electronically on computer hard drives or disks.

7. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. You agree to maintain the confidentiality of Freescale’s confidential or proprietary information and trade secrets in accordance with agreements previously signed by you and with the law applicable to you as an officer of Freescale, including but not limited to state trade secret protection statutes and your common law fiduciary duty and duty of loyalty, except as otherwise required by law or in any judicial or administrative process with subpoena power. Nothing in this Agreement is intended to prohibit you from disclosing information about Freescale, its customers, successors or assigns, or its affiliated entities, or about its or their products, services or business opportunities that is not confidential or proprietary. You will give Freescale reasonable advance written notice of your intent to disclose any potentially confidential information obtained by you as a result of your employment by Freescale.

8. NON-COMPETITION/NO SOLICITATION. By signing this Agreement, you acknowledge the continuing applicability of the restrictive covenants that are part of the equity agreements provided to you by Freescale in accordance with their terms.

9. CHOICE OF LAW. This Release will be governed and construed in accordance with the laws of Texas, without reference to its principles of conflicts of law; provided, however, that if there is a judicial determination that the laws of the State of Texas are not applicable, the parties agree that this Agreement will be governed by the laws of the State of New York.

10. GENERAL RELEASE. You hereby voluntarily, knowingly and willingly release and forever discharge Freescale, Freescale Holdings GP, Ltd., and each of their respective subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Freescale Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them you or your executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time you sign this Release out of or relating to your employment with Freescale; or (b) arising prior to the time you sign this Release out of or relating to (i) the Employment Agreement among you, Freescale and Freescale Holdings GP, Ltd. dated July 1, 2008, (ii) the Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006 (the “Investors Agreement”), (iii) the Amended and Restated Agreement of Exempted Limited Partnership of Freescale Holdings L.P., a Cayman Islands exempted limited partnership, dated February 11, 2008, as amended from time to time, (iv) the Registration Rights Agreement by and among Freescale Holdings L.P. and Certain Freescale Holdings L.P. Investors, dated as of December 1, 2006, (v) the Freescale Holdings L.P. 2006 Interest Plan, or any other agreement, contract, plan, practice, policy or program of the Company. This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act, the California Family Right Act, California Labor Code Section 1400 et seq (CA WARN) and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Freescale Releasees. The foregoing Release will not apply to (i) claims that cannot be released under applicable law, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims under Section 2802 of the California Labor Code; (ii) legally mandated or other benefits to which you are entitled under the terms of any Freescale benefit plan; (iii) vested benefits, if any, under any equity plan, qualified or nonqualified savings and pension plans in which you may have participated during his employment with the Company or its affiliates; (iv) any claim related to indemnification for acts performed while the Management Representative under the Investors Agreement or while an employee, officer or director of Freescale or its affiliates as permitted under applicable law and the bylaws of Freescale or its affiliates, as appropriate; or (v) any claim that may be raised by you in your capacity as an equityholder of Freescale or its affiliates. You represent that you have no complaints, charges or lawsuits pending against Freescale or any of the Freescale Releasees.

11. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and that you have been advised to consult with an attorney before signing below. You also agree that any change, material or otherwise, to the initial terms of this letter agreement provided to you by Freescale shall not restart the running of this twenty-one day period.

You understand and agree that Freescale is not providing you with any personal tax advice and that you should consult with your personal tax adviser regarding the tax consequences of this Agreement. This Agreement will not become effective or enforceable until seven days after you sign it, and that during this seven day period you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Larry Parsons, Vice President, Business Conduct and Ethics, 7700 West Parmer Lane, MD:PL02, Austin, Texas 78729.

ALEX PEPE		FREESCALE SEMICONDUCTOR, INC.

/s/ Alex Pepe		By:	/s/ Michel Cadieux
Michel Cadieux,
Date:	1/12/11		Senior Vice President,
Human Resources & Security

(to be signed on or before February 7, 2011)		Date:	1/12/11

ATTACHMENT A

In consideration for the promises made by Freescale in the Separation and Release Agreement to which this is Attachment A, you, for yourself, your agents, attorneys, heirs, administrators, executors and assigns, and anyone acting or claiming on your or their joint or several behalf, hereby voluntarily, knowingly and willingly release and forever discharge Freescale, Freescale Holdings GP, Ltd., and each of their respective subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Freescale Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them, you or your executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time you sign this Release out of or relating to your employment with Freescale; or (b) arising prior to the time you sign this Release out of or relating to (i) the Employment Agreement among you, Freescale and Freescale Holdings GP, Ltd. dated July 1, 2008, (ii) the Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006 (the “Investors Agreement”), (iii) the Amended and Restated Agreement of Exempted Limited Partnership of Freescale Holdings L.P., a Cayman Islands exempted limited partnership, dated February 11, 2008, as amended from time to time, (iv) the Registration Rights Agreement by and among Freescale Holdings L.P. and Certain Freescale Holdings L.P. Investors, dated as of December 1, 2006, (v) the Freescale Holdings L.P. 2006 Interest Plan, or any other agreement, contract, plan, practice, policy or program of the Company. This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act, the California Family Right Act, California Labor Code Section 1400 et seq (CA WARN) and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Freescale Releasees. The foregoing Release will not apply to (i) claims that cannot be released under applicable law, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims under Section 2802 of the California Labor Code; (ii) legally mandated or other benefits to which you are entitled under the terms of any Freescale benefit plan; (iii) vested benefits, if any, under any equity plan, qualified or nonqualified savings and pension plans in which you may have participated during his employment with the Company or its affiliates; (iv) any claim related to indemnification for acts performed while the Management Representative under the Investors Agreement or while an officer or director of Freescale or its affiliates as permitted under applicable law and the bylaws of Freescale or its affiliates, as appropriate; or (v) any claim that may be raised by you in your capacity as an equityholder of Freescale or its affiliates. You represent that you have no complaints, charges or lawsuits pending against Freescale or any of the Freescale Releasees.

This Attachment A will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Larry M. Parsons, Freescale Law Department, 7700 West Parmer Lane, MD: TX32/PL02, Austin, Texas 78729.

Agreed to and accepted by:

Alex Pepe

Date:
(to be signed on or after April 8, 2011 and before May 2, 2011 and original returned to Larry Parsons at the above address)